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EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


                                                                              YEARS ENDED DECEMBER 31,
                                                                          ---------------------------------
                                                                             1994        1995        1996
                                                                          ---------   ---------   ---------
                                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
     PRIMARY
     Average shares outstanding .......................................       3,642       5,213       7,450
     Net effect of dilutive stock options and warrants - based
        in 1995 on the modified treasury stock method using
        average market price ..........................................        --           397         193
                                                                          =========   =========   =========
     Total ............................................................       3,642       5,610       7,643
                                                                          =========   =========   =========
     Net income (loss) ................................................   $   1,015   $   2,947   $     543
     Add interest savings, net of Federal income tax effect,
        from assumed debt repayment ...................................        --             6        --
                                                                          ---------   ---------   ---------
     Total ............................................................   $   1,015   $   2,953   $     543
                                                                          =========   =========   =========
     Per share amount .................................................   $    0.28   $    0.53   $    0.07
                                                                          =========   =========   =========

     FULLY DILUTED
     Average shares outstanding .......................................       3,642       5,213       7,450
     Net effect of dilutive stock options and warrants - based
       in 1995 on the modified treasury stock method using the
      greater of  average market price or ending market price .........        --           592         195
                                                                          =========   =========   =========
     Total ............................................................       3,642       5,805       7,645
                                                                          =========   =========   =========
     Net income (loss) ................................................   $   1,015   $   2,947   $     543
     Add interest savings, net of Federal income tax effect, from
       assumed debt repayment .........................................        --            16        --
                                                                          ---------   ---------   ---------
     Total ............................................................   $   1,015   $   2,963   $     543
                                                                          =========   =========   =========
     Per share amount .................................................   $    0.28   $    0.51   $    0.07
                                                                          =========   =========   =========
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